Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement of Metalline Mining Company on Form S-3, expected to be filed with the U.S. Securities and Exchange Commission on or about October 17, 2008, of our report dated January 28, 2008 relating to the audit of the consolidated financial statements for the years ending October 31, 2007 and 2006, appearing in the Annual Report on Form 10-KSB of Metalline Mining Company for the year ended October 31, 2007.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
October 16, 2008